UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 18, 2010

New Mexico Software, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-30176	91-1287406
(State of other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

5021 Indian School Road NE
Suite 100
Albuquerque, NM	87110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (505) 255-1999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01. Other Events

The Plaintiff in Premier Medical Enterprise Solution, Inc. vs. New Mexico Software, Inc. has filed an Unopposed Motion To Strike Pleadings. In this motion, Premier is asking the Court to terminate (a) its own motion to dismiss our counterclaims against Premier and for default judgment sanctions against us and our chief executive officer, (b) the documentation Premier has filed in support of its motion to dismiss, (c) Premier’s reply to our filings opposing its motion, and (d) certain related hearing notices filed by Premier. This motion by Premier follows the withdrawal of Premier’s lead counsel in this case, who filed the motion and papers it now asks the Court to strike from the record.

In our most recent report for the quarter ended March 31, 2010 on Form 10-Q filed May 13, 2010, we disclosed with respect to this litigation that “At this time summary judgment motions by both parties and motion for default by Premier are pending and a bench trial is scheduled in November of 2010.” Premier's motion described above removes the “motion for default by Premier” from the subject matter of the trial.

In asking the Court to strike its motion and other papers, the Plaintiff states: “the documents were improvidently filed and contain allegations or conclusions that are impertinent and without merit.”

We expect the Court to grant Premier’s motion because Premier is unilaterally asking the Court to strike its own opposition to our counterclaim. Premier can be expected to defend against our counterclaim. We will present our case against Premier at the trial before the Court now scheduled for November.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

New Mexico Software, Inc.

By: /s/ Richard F. Govatski
Richard F. Govatski, President
Date: May 18, 2010